PRICING SUPPLEMENT                                                                    Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated April 24, 2003 and                                                    Registration No. 333-104455
Prospectus Supplement Dated April 24, 2003)

                                                      $14,000,000

                                            THE BEAR STEARNS COMPANIES INC.


                                              MEDIUM-TERM NOTES, SERIES B

o     The Medium-Term Notes are unsecured debt securities        o     The Final Equity Value by which to calculate the above
      of The Bear Stearns Companies Inc.                               formula is the average closing price of a share of common
                                                                       stock of Fifth Third Bancorp (ticker "FITB"), as reported on
o     The Medium-Term Notes are linked to the value of the             the Nasdaq National Market, for the 20 Business Days prior
      common stock of Fifth Third Bancorp as reported on               to and including the Calculation Date.
      the Nasdaq National Market.  Fifth Third Bancorp is
      not involved in this offering and has no obligations       o     The Medium-Term Notes will be subject to
      with respect to the Medium-Term Notes.                           early redemption:


o     Interest will be paid semi-annually beginning on                 (i) at the option of the investor, upon 20 Business Days
      November 12, 2003, at a rate of 0.25% of the principal           notice, at an amount per note equal to:
      amount of the Medium-Term Notes per annum.                       (principal amount / 55.8522) x the Final Equity Value;

                                                                       and
o     The Medium-Term Notes will be book-entry.
                                                                       (ii) at our option, after May 12, 2006, upon 5
                                                                       Business Days notice, at an amount per note equal to
o     The maturity date is May 12, 2010.                               the principal amount, plus accrued and unpaid
                                                                       interest, if any.
o     Minimum denominations of $1,000 increased in multiples
      of $1,000.

o The Notes are 100% principal protected if held to maturity. On the maturity date, we will pay to you an amount per note equal to the greater of:

          (i) principal amount, plus accrued and unpaid interest, if any; or

          (ii) (principal amount / 55.8522) x the Final
     Equity Value.


      Investment in the Medium-Term Notes involves certain risks. You should refer to "Risk Factors" beginning on page PS-6 of this Pricing Supplement.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      We expect that the Medium-Term Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about May 12, 2003 against payment in immediately available funds. The distribution of the Medium-Term Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                            BEAR, STEARNS & CO. INC.

                                 APRIL 28, 2003

                               CERTAIN DEFINITIONS

      Unless otherwise stated in this pricing supplement:

      o the "Company," "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;

      o     "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

      O     "BSSC" refers to Bear, Stearns Securities Corp.

      o "Exchange Act" refers to the Securities and Exchange Act of 1934, as amended;

      o     "Nasdaq" refers to the Nasdaq National Market;

      o     "SEC" refers to the Securities and Exchange Commission; and

      o "US dollars," "dollars," "US $" and "$" refer to the lawful currency of the United States of America.

--------------------------------------------------------------------------------

                               SUMMARY INFORMATION

WHAT ARE THE MEDIUM-TERM NOTES?

      The Medium-Term Notes are our senior debt securities and are not secured by collateral. The Medium-Term Notes will rank equally with all our other unsecured and unsubordinated debt. The Medium-Term Notes will mature on May 12, 2010. Because we are a holding company, the Medium-Term Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to those subsidiaries' assets.

      You may only transfer the Medium-Term Notes in denominations of $1,000, increased in multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership. Instead, we will issue the Medium-Term Notes in the form of a global certificate, which will be held by The Depository Trust Company ("DTC") or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Medium-Term Notes by individual investors. You should refer to "Description of Notes--Book-Entry Notes--Registration, Transfer and Payments" in the accompanying Prospectus Supplement.

WHAT PERIODIC INTEREST PAYMENTS WILL I RECEIVE AND WHEN?

      We will pay interest on the principal amount of your Medium-Term Notes at a rate of 0.25% per annum. We will make interest payments semi-annually on May 12 and November 12 of each year, beginning November 12, 2003. At the maturity date, you will receive any accrued and unpaid interest, if any.

WHAT WILL I RECEIVE AT THE MATURITY DATE OF THE MEDIUM-TERM NOTES?

      The value of the Medium-Term Notes is tied to the value of the common stock of Fifth Third Bancorp (the "Underlying Securities"), which is listed on Nasdaq. We have designed the Medium-Term Notes for investors who want to insure that their principal is protected but who also want to participate in possible increases in the value of the Underlying Securities.

      At the maturity date, you will receive a payment per Medium-Term Note equal to the greater of:

          (i) principal amount, plus accrued an unpaid interest, if any; or

          (ii) (principal amount / 55.8522) x the Final
     Equity Value.

      The Final Equity Value is the value of the Underlying Security on the Calculation Date, based on the average closing price per share of the common stock of Fifth Third Bancorp, as reported on Nasdaq, for the 20 Business Days prior to and including the Calculation Date. If the Medium-Term Notes are held to maturity, the Calculation Date will be April 28, 2010.

      As a result, if you hold the Medium-Term Notes until the maturity date, your initial principal investment is 100% protected. If the value of the Underlying Securities increases, you may be entitled to a portion of such increase.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ARE THE MEDIUM-TERM NOTES SUBJECT TO EARLY REDEMPTION?

      Yes. The Medium-Term Notes may be converted into cash, at the option of the investor, upon 20 Business Days notice, on any day after May 12, 2003 which is a trading day on Nasdaq, other than a day on which trading is scheduled to close prior to its regular weekday closing time. If you elect to convert the Medium-Term Notes into cash prior to the maturity date, you will receive an amount per Medium-Term Note equal to:

      (principal amount / 55.8522) x the Final Equity Value.

      The Final Equity Value is the value of the Underlying Security on the Calculation Date, based on the average closing price per share of the common stock of Fifth Third Bancorp, as reported on Nasdaq, for the 20 Business Days prior to and including the Calculation Date. If the Medium-Term Notes are converted into cash at the option of the investor, the Calculation Date will be the date specified in the investor's irrevocable written notice of conversion on which the investor wishes to convert its Medium-Term Notes into cash.

      If you elect to convert any or all of the Medium-Term Notes you hold into cash prior to the maturity date, your principal investment is not guaranteed. The amount paid to you upon conversion will be based upon the value of the Underlying Security, and may be greater than or less than your initial investment. You will not receive accrued and unpaid interest, if any, through the Conversion Date.

      The Medium-Term Notes may be also be called by us, upon 5 Business Days notice, on any day after May 12, 2006. If we elect to call the Medium-Term Notes after May 12, 2006 and prior to the maturity date, you will receive a payment per Medium-Term Note equal to the principal amount, plus accrued and unpaid interest, if any.

      The Holder may still exercise its Conversion Right, notwithstanding the fact that we have designated a call date, provided the Holder gives notice of its intention to Convert its Medium-Term Notes prior to the Call Date. As a result, if the price of the Underlying Securities has increased, and we call the Medium-Term Notes and you do not elect to convert your Medium-Term Notes prior to the Call Date you will receive your initial principal investment and not any portion of the increase in the Underlying Securities.

      For more specific information about the Medium-Term Notes, you should refer to "Description of the Medium-Term Notes."

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

      "Principal Protected" means that your principal investment in the Medium-Term Notes will not be at risk due to a decline in the value of the Underlying Securities if the Medium-Term Notes are held to maturity. You may receive less than the principal amount of your Medium-Term Notes if you sell the Medium-Term Notes prior to maturity.

HOW HAVE THE UNDERLYING SECURITIES PERFORMED HISTORICALLY?

      We have provided tables, beginning on page PS-16, showing the performance of the Underlying Securities from the first quarter of 1997 through April 28, 2003. As of April 28, 2003, the closing price for the Underlying Securities on Nasdaq was $49.75. We have provided this historical information to help you evaluate the behavior of the Underlying Securities so that you can make an informed decision with respect to an investment in the Medium-Term Notes. You should realize, however, that past performance is not necessarily indicative of how the Underlying Securities will perform in the future.

WILL THE MEDIUM-TERM NOTES BE LISTED ON A SECURITIES EXCHANGE?

      No, the Medium-Term Notes will not be listed on any securities exchange. The Medium-Term Notes will trade in DTC's Same-Day Funds Settlement System. Accordingly, settlement

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      of any secondary market trading activity for the Medium-Term Notes will settle in immediately available funds.

      HOW WILL I BE ABLE TO FIND THE VALUE OF THE MEDIUM-TERM NOTES AND THE UNDERLYING SECURITIES?

      You may call us at (212) 272-4805 to obtain the value of the Underlying Securities and the Medium-Term Notes.

WHAT IS THE ROLE OF OUR SUBSIDIARY, BEAR STEARNS?

      Our subsidiary, Bear Stearns, will be our calculation agent (the "Calculation Agent") for purposes of calculating the Final Equity Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns' status as our subsidiary and its responsibilities as Calculation Agent. You should refer to "Risk Factors--Potential Conflicts of Interest Exist because we control Bear, Stearns & Co. Inc., which will act as the Calculation Agent."

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

      Yes, the Medium-Term Notes are subject to certain risks. You should refer to "Risk Factors" below.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE MEDIUM-TERM NOTES?

      Because the Medium-Term Notes are contingent payment debt instruments for federal income tax purposes, a U.S. Holder of a Note will be required to include original issue discount ("OID") in gross income over the term of the Note, without regard to the actual Interest payments received. The amount of OID includible in each year is based on our "comparable yield." In addition, we have computed a "projected payment schedule" that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Medium-Term Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder's economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). See "Certain U.S. Federal Income Tax Considerations" in this pricing supplement and "Certain US Federal Income Tax Considerations" in the prospectus supplement.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should carefully consider the following risk factors before deciding to invest in the Medium-Term Notes. All disclosure contained in this Pricing Supplement regarding the risks related to Fifth Third Bancorp is derived from publicly available information. Neither we nor Bear Stearns take any responsibility for the accuracy or completeness of such information. Copies of registration statements, reports and other information filed by Fifth Third Bancorp may be inspected and copied at certain offices of the SEC at the addresses and contacts listed under "Where You Can Find More Information" in the Prospectus.

RISKS RELATED TO THE MEDIUM-TERM NOTES

YOUR YIELD MAY BE BELOW MARKET INTEREST RATES ON THE PRICING DATE.

      The payment made on the Medium-Term Notes at maturity may be below what we would pay as interest as of the pricing date if we had issued non-callable senior debt securities with a similar maturity to that of the Medium-Term Notes. The return of principal at maturity and any payment of any amount of the Final Equity Value may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

YOUR RETURN ON THE MEDIUM-TERM NOTES COULD BE LESS THAN IF YOU OWNED THE UNDERLYING SECURITIES.

      You will not receive any appreciation unless the Final Equity Value exceeds 112.5% of the value of the Underlying Securities on April 28, 2003. Therefore, your return on the Medium-Term Notes could be less than the return obtainable if you had owned the Underlying Securities.

      Your return on the Medium-Term Notes also will not reflect the return you would realize if you actually owned the Underlying Securities and received the dividends, if any, paid on those securities. This is, in part, because the Calculation Agent will calculate amounts payable to you by reference to the market value of the Underlying Securities without taking into consideration the value of dividends, if any, paid on those securities.

      THE APPRECIATION POTENTIAL OF THE MEDIUM-TERM NOTES MAY BE LIMITED BY OUR CALL RIGHT.

      If we exercise our call right, you will receive the principal amount of your Medium-Term Notes. We may call the Medium-Term Notes at any time on or after May 12, 2006 upon 5 Business Days notice. A Holder (as defined below) may still exercise its Conversion Right, notwithstanding the fact that we have called the notes, provided the Holder elects to convert its Medium-Term Notes and gives notice of its intention to convert its Medium-Term Notes prior to the Call Date. As a result, if the price of the Underlying Securities has increased, and we call the Medium-Term Notes and you do not elect to convert your Medium-Term Notes prior to the Call Date, you will receive your initial principal investment, plus any accrued and unpaid interest, if any, and not any portion of the increase in the Underlying Securities.

YOU HAVE NO RIGHTS AGAINST FIFTH THIRD BANCORP EVEN THOUGH THE FINAL EQUITY VALUE IS BASED ON THE MARKET VALUE OF FIFTH THIRD BANCORP'S STOCK.

      Actions by Fifth Third Bancorp may have an adverse effect on the market value of the Underlying Securities and the Medium-Term Notes. However, Fifth Third Bancorp is not involved in the offering of the Medium-Term Notes and has no obligations with respect to the Medium-Term Notes, including any obligation to take our or your interests into consideration for any reason. Neither Bear Stearns nor The Bear Stearns Companies Inc. is affiliated with Fifth Third Bancorp. Moreover, neither Bear Stearns nor The Bear Stearns Companies Inc. has the ability to control or predict the actions of Fifth Third Bancorp, including any corporate actions of the type that may require the Calculation Agent to adjust the Final Equity Value. Fifth Third Bancorp will not receive any of the proceeds of the offering of the

      Medium-Term Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the Medium-Term Notes to be issued. Fifth Third Bancorp is not involved with the administration, marketing or trading of the Medium-Term Notes and has no obligations with respect to the amount to be paid to you on the maturity date. As an investor in the Medium-Term Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Fifth Third Bancorp stock.

THE VALUE OF THE MEDIUM-TERM NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

      Our creditworthiness and a number of factors, including the value of the Underlying Securities, the volatility of the price of the Underlying Securities, market interest rates, dividend rates on the Underlying Securities and the time remaining to the maturity of the Medium-Term Notes, are expected to affect any secondary market for the Medium-Term Notes. You should refer to "Description of the Medium-Term Notes" and "The Underlying Securities" below. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following describes the expected impact on the market value of the Medium-Term Notes given a change in a specific factor, assuming all other conditions remain constant.

o Redemption Feature. Our ability to call the Medium-Term Notes prior to the maturity date is likely to limit the secondary market price at which the Medium-Term Notes will trade.

o Value of the Underlying Securities. We expect that the market value of the Medium-Term Notes will depend substantially on the value of the Underlying Securities. If you choose to sell your Medium-Term Notes when the value of the Underlying Securities is below the Conversion Strike Price of $55.8622, you may receive less than the principal amount of your Medium-Term Notes and substantially less than the amount that would be payable at maturity. Political, economic and other developments over which we have no control affect the value of the Underlying Securities and may also affect the value of the Medium-Term Notes.

o Interest Rates. We expect that the trading value of the Medium-Term Notes will be affected by changes in interest rates. In general, and assuming other factors remain constant, if U.S. interest rates increase, we expect that the trading value of the Medium-Term Notes will decrease. If U.S. interest rates decrease, we expect the trading value of the Medium-Term Notes will increase. Interest rates may also affect the U.S. economy and, in turn, the value of the Underlying Securities.

o Volatility of the Price of the Underlying Security. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the price of the Underlying Security increases, we expect that the trading value of the Medium-Term Notes will increase. If the volatility of the price of the Underlying Security decreases, we expect that the trading value of the Medium-Term Notes will decrease.

o Merger and Acquisition Transactions. The Underlying Securities may be affected by mergers and acquisitions, which can contribute to volatility of the Underlying Security's market value. Additionally, as a result of a merger or acquisition, the Underlying Securities may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the Underlying Securities. The Final Equity Value will be adjusted for the occurrence of any such transactions. See "Description of the Medium-Term Notes--Anti-Dilution Adjustments."

o Time Remaining to Maturity. The Medium-Term Notes may trade at a value above that which would be expected based on the value of the Underlying Securities. This difference would reflect a "time premium" due to expectations concerning the value of the Underlying Securities during the period prior to the maturity date of the Medium-Term Notes. However, as the time remaining to the maturity date of the Medium-Term Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Medium-Term Notes.

o Dividend Yields. If dividend yields on the Underlying Securities increase, the value of the Medium-Term Notes may be adversely affected because the Final Equity Value does not incorporate the value of those payments. You are not entitled to any dividend from the Underlying Securities as a result of your holding of the notes.

o Our Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may significantly affect the market value of the Medium-Term
      Notes.

o Economic Conditions and Earnings Performance of Fifth Third Bancorp. General economic conditions and earnings results of Fifth Third Bancorp and real or anticipated changes in those conditions or results may affect the market value of the Medium-Term Notes.

      You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the Medium-Term Notes attributable to another factor, such as an increase in the price of the Underlying Security. In general, assuming all relevant factors are held constant, the effect on the trading value of the Medium-Term Notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the Medium-Term Notes. However, we expect that the effect on the trading value of the Medium-Term Notes of a given increase or decrease in the value of the Underlying Securities will be greater if it occurs later in the term of the Medium-Term Notes than if it occurs earlier in the term of the Medium-Term Notes.

THE TRADING MARKET IS UNCERTAIN AND COULD BE ILLIQUID.

      The Medium-Term Notes will not be listed on any securities exchange. Bear Stearns will not be obligated to engage in any market making activities or continue them once it has started. Accordingly, we cannot guarantee that there will be a secondary market in the Medium-Term Notes, or that Bear Stearns will make a secondary market in the Medium-Term Notes. If any such secondary market forms, that market may be illiquid.

HISTORICAL VALUES OF THE UNDERLYING SECURITIES SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE OF THE UNDERLYING SECURITIES DURING THE TERM OF THE MEDIUM-TERM NOTES.

      You should not consider the historical values of the Underlying Securities to be an indication of the future performance of the Underlying Securities during the term of the Medium-Term Notes. We cannot predict whether the value of the Underlying Securities will fall or rise. Moreover, the value of the Medium-Term Notes may not necessarily bear a direct relationship to the value of the Underlying Securities. The trading price of the Underlying Securities will be influenced both by the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the Underlying Securities are traded, and by various circumstances that can influence the values of the Underlying Securities in a specific market segment or a particular underlying stock.

WE MAY ENGAGE IN BUSINESS WITH OR INVOLVING FIFTH THIRD BANCORP WITHOUT REGARD TO YOUR INTERESTS.

      We or our affiliates may presently or from time to time engage in business with Fifth Third Bancorp, including extending loans to, or making equity investments in, Fifth Third Bancorp or providing advisory services to Fifth Third Bancorp, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Fifth Third Bancorp. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Fifth Third Bancorp. These research reports may or may not recommend that investors buy or hold Fifth Third Bancorp common stock.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE CONTROL BEAR STEARNS WHICH WILL ACT AS THE CALCULATION AGENT.

      Bear Stearns will act as the Calculation Agent, which makes certain determinations and judgments in connection with calculating the Final Equity Value. You should refer to "Description of the Medium-Term Notes --Market Disruption Events" below. Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Medium-Term Notes to restrict the use of information relating to the calculation of the Underlying Security values that the Calculation Agent may be required to make prior to the dissemination of such Underlying Security values. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

PURCHASES AND SALES OF THE UNDERLYING SECURITY BY US OR OUR AFFILIATES COULD AFFECT THE PRICE OF THE UNDERLYING SECURITY.

      We and our affiliates may at various times engage in transactions involving Fifth Third Bancorp, or the common stock of Fifth Third Bancorp, for proprietary accounts and for other accounts under management. These transactions may influence the value of such stocks and therefore the value of the Underlying Securities. We and our affiliates will also be the counterparties to the hedge of our obligations under the Medium-Term Notes. You should refer to "Use of Proceeds and Hedging" below. Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns' responsibilities as Calculation Agent with respect to the Medium-Term Notes and its obligations under our hedge.

THE PAYMENTS YOU RECEIVE ON THE  MEDIUM-TERM NOTES MAY BE DELAYED
OR REDUCED UPON THE OCCURRENCE OF A MARKET DISRUPTION EVENT OR AN EVENT OF DEFAULT.

      If the Calculation Agent determines that, on a Calculation Date, a market disruption event has occurred or is continuing, the determination of the Final Equity Value by the Calculation Agent may be deferred. As a result, the maturity date for your Medium-Term Notes may also be delayed for up to five consecutive Business Days. If this occurs, you may not receive the cash payment that we are obligated to deliver on the maturity date of the Medium-Term Notes until several days after the originally scheduled due date. See "Description of the Medium-Term Notes--Market Disruption Events" below.

      The Medium-Term Notes may be subject to redemption prior to their maturity date upon the occurrence of an Event of Default. See "Description of Debt Securities--Events of Default" in the accompanying prospectus. If a voluntary case under the United States Bankruptcy Code is commenced, or a case is involuntarily commenced against us, your claim may be limited to the principal amount of your Medium-Term Notes, and may not include any amount of the Final Equity Value. The amount of any recovery you may receive for any such claim will depend upon, among other things, the availability of a sufficient amount of assets to satisfy the claims of the class of creditors in which the Medium-Term Notes are classified. The Medium-Term Notes are not secured by collateral and will rank equally with all our other unsecured and unsubordinated debt. Because we are a holding company, the Medium-Term Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets will be subject to the senior claims of the subsidiaries' creditors. See "Description of Debt Securities--Ranking" in the accompanying prospectus. The amount of principal of the Medium-Term Notes, together with any Final Equity Value, payable prior to the maturity date will be adjusted to account fully for any losses, expenses and costs to the Company of unwinding any underlying or related hedging and funding arrangements, all as determined by the calculation agent in its sole and absolute discretion.

TAX CONSEQUENCES

      For U.S. federal income tax purposes, the Medium-Term Notes will be classified as contingent payment debt instruments. As a result, you will be required to include original issue discount in income during your ownership of the Medium-Term Notes, without regard to the actual nterest payments received. Additionally, you will generally be required to treat gain, if any, recognized on a sale, upon maturity, or other disposition of the Medium-Term Notes as ordinary income (rather than capital gain). See "Certain U.S. Federal Income Tax Considerations" below.

               DESCRIPTION OF THE  MEDIUM TERM NOTES

      The following description of the Medium-Term Notes (referred to in the accompanying Prospectus Supplement as the "Other Indexed Notes") supplements the description of the notes in the accompanying Prospectus Supplement and Prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the "Indenture"), between us and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee"). We have provided definitions for certain capitalized terms used in this section below, under "Certain Definitions."

GENERAL

      The Medium-Term Notes are part of a single series of debt securities under the Indenture described in the accompanying Prospectus designated as Medium-Term Notes, Series B. The aggregate principal amount of the Medium-Term Notes will be $14,000,000. The Medium-Term Notes will mature on May 12, 2010 and will be our general unsecured obligations. The Medium-Term Notes will be issued only in fully registered form and in minimum denominations of $1,000, increased in multiples of $1,000. Initially, the Medium-Term Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee as described in the accompanying Prospectus Supplement and Prospectus.

      You should refer to "Certain U.S. Federal Income Tax Considerations" below for a discussion of certain federal income tax considerations to you as a holder of the Medium-Term Notes.

PAYMENTS OF INTEREST

      Interest on the Medium-Term Notes will be payable semi-annually in arrears on each May 12 and November 12, beginning with November 12, 2003, and ending on the Maturity Date (which will be the final Interest Payment Date) to the Holder of record on such Interest Payment Date. Interest will accrue for each Interest Period at the rate of 0.25% of the principal amount of the Medium-Term Notes per annum (calculated on the basis of a 360 day year comprised of twelve 30 day months).

PAYMENT AT MATURITY

      Unless previously duly tendered for conversion, investors will receive for each Medium-Term Note held on the maturity date the greater of: (i) principal amount, plus accrued and unpaid interest, if any, or (ii) (principal amount / 55.8522) x the Final Equity Value.

FINAL EQUITY VALUE

      The Final Equity Value is the value of the Underlying Security on the Calculation Date, based on the average closing price per share of the common stock of Fifth Third Bancorp, as reported on Nasdaq, for the 20 Business Days prior to and including the Calculation Date. If the Medium-Term Notes are held to maturity, the Calculation Date will be April 28, 2010.

      As a result, if you hold the Medium-Term Notes until the maturity date, your initial principal investment is 100% protected. If the value of the Underlying Securities increases, you may be entitled to a portion of such increase.

      If you elect to convert any or all of the Medium-Term Notes you hold into cash prior to the maturity date, your principal investment is not protected. The amount paid to you upon conversion will be based upon the value of the Underlying Security, and may be greater than or less than your initial principal investment.

CONVERSION RIGHT

      The Holder of an Medium-Term Note may convert its Medium-Term Notes (or portions thereof in $1,000 denominations and in $1,000 increments in excess thereof), at the Holder's option, upon 20 Business Days written notice (as described below), for cash equal to (principal amount / 55.8522) x the Final Equity Value, based on the average closing price of a share of Fifth Third Bancorp, as reported on Nasdaq, for the 20 Business Days prior to and including the Calculation Date. If the Medium-Term Notes are converted into cash at the option of the investor, the Calculation Date will be the Conversion Date. If the Conversion Date is not an Interest Payment Date, the Holder will not receive any payment for any accrued interest on the Medium-Term Notes converted. Upon any conversion of Medium-Term Notes as described herein, the Medium-Term Notes converted (or the relevant portions thereof) will be terminated. The Holder may still exercise its Conversion Right, notwithstanding the fact that we have designated a Call Date, provided the Holder gives notice of its intention to convert its Medium-Term Notes prior to the Call Date.

      If you elect to convert any or all of the Medium-Term Notes you hold into cash prior to the maturity date, your principal investment is not protected. The amount paid to you upon conversion will be based upon the value of the Underlying Security, and may be greater than or less than your initial principal investment.

ONLY HOLDER MAY EXERCISE RIGHTS

      The Medium-Term Notes will be issued in global form, and the depositary or its nominee is the Holder of your Medium-Term Notes and therefore is the only entity that can exercise the conversion right with respect to your Medium-Term Notes. If you would like the Holder to exercise the conversion right on your behalf, you should give proper and timely instructions to the bank or broker through which you hold your interest in your Medium-Term Notes, requesting that it notify the Holder to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given timely effect. Similar concerns apply if you hold your Medium-Term Notes in street name.

      Investors should contact their banks and brokers for information about how to exercise the conversion right in a timely manner.

CALL OPTION

      We may, in whole and not in part, redeem the Medium-Term Notes at the Call Price on or after the Call Date. The Call Date will be any Business Day on or after May 12, 2006 designated by us to investors upon at least 5 Business Days prior written notice. Any written notice designating a Call Date will be irrevocable. The Call Price per Medium-Term Note will be the principal amount. The Holder may still exercise its Conversion Right, notwithstanding the fact that we have designated a Call Date, provided the Holder gives notice of its intention to convert its Medium-Term Notes prior to the Call Date.

      As a result, if the price of the Underlying Securities has increased, and we call the Medium-Term Notes and you do not elect to convert your Medium-Term Notes prior the Call Date, you will receive your initial principal investment and not any portion of the increase in the Underlying Securities.

CERTAIN DEFINITIONS

Business Day:.............   Means a day (other than Saturday or Sunday) which
                             is an Exchange Business Day and a day on which commercial banks settle payments in New York.

Conversion Date:..........   The date specified in the investor's irrevocable
                             written notice, delivered to The Bear Stearns
                             Companies Inc., no later than 5:00 p.m. (New York

                             time), 20 Business Days prior to the date on which the investor wishes to convert its Medium-Term Notes (or certain portions thereof) for cash.

Exchange:.................   Nasdaq or, as described below, such other principal
                             market for the Underlying Securities as may be determined by us in our sole discretion. In the event that we determine, in our sole discretion, that a market other than Nasdaq is the principal market for the Underlying Securities, we will notify the investors of such determination and the designation of that market as the Exchange for purposes of determinations and calculations with respect to the Medium-Term Notes.

Exchange Business Day:....   Means a day which is (or, but for the occurrence of
                             a Market Disruption Event, would have been) a trading day on the Exchange, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

Holder:...................   With respect to the  Medium-Term
                             Notes, means DTC or its nominee for as long as such
                              Medium-Term Note is held in Global
                             Form; with respect to certificated notes, means the Holders of record as reflected on the transfer books of the Bank.

Interest Payment Dates:...   May 12 and November 12 of each year, commencing
                             November 12, 2003, and ending on the Maturity Date.
                             If an Interest Payment Date is not a Business Day, payment of interest shall be made on the following
                             Business Day.

Maturity Date:............   May 12, 2010, subject to a Market Disruption Event,
                             or if such day is not a Business Day, the following
                             Business Day.

Related Exchange:.........   Each exchange or quotation system where trading has
                             a material effect (as determined by us) on the overall market for futures or options contracts relating to such Underlying Security.

MARKET DISRUPTION EVENTS

      "Market Disruption Event" means the occurrence or existence on any Exchange Business Day during the one-half hour period before the close of the Related Exchange of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in the Underlying Securities if, in any such case, such suspension or limitation is, in the determination of the Calculation Agent, material. If on the Calculation Date there occurs a Market Disruption Event, then the Calculation Date will be the next succeeding Business Day on which there occurs no Market Disruption Event. If during the 20 Business Days prior to the Calculation Date there occurs a Market Disruption Event, the Calculation Date shall be the next succeeding Business Day on which there has been 20 preceding Business Days, excluding any days on which there occurred a Market Disruption Event. If on the Call Date there occurs a Market Disruption Event, then the Call Date will be the next succeeding Business Day on which there occurs no Market Disruption Event.

ANTI-DILUTION ADJUSTMENTS

      The value of the Underlying Securities on any of the twenty Business Days used to calculate the Final Equity Value is subject to adjustment as described below to the extent that any of the events requiring such adjustment occur during the period commencing on the date hereof and ending at the maturity of the Medium-Term Notes:

      COMMON STOCK DIVIDENDS, EXTRAORDINARY CASH DIVIDENDS AND OTHER
      DISTRIBUTIONS

      If a dividend or other distribution is declared (A) on any class of Fifth Third Bancorp's capital stock (or on the capital stock of any Fifth Third Bancorp Survivor, as defined below) payable in shares of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) or (B) on the Underlying Securities payable in cash in an amount greater than 10% of the closing price of the Underlying Securities on the date fixed for the determination of the shareholders of Fifth Third Bancorp entitled to receive such cash dividend (an "Extraordinary Cash Dividend"), any Final Price of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) used to calculate the Final Equity Value at maturity of the Medium-Term Notes on any Calculation Date that follows the date (the "Record Date") fixed for determination of the shareholders of Fifth Third Bancorp (or any Fifth Third Bancorp Survivor) entitled to receive the dividend or distribution shall be increased by multiplying the Final Equity Value by a fraction of which the numerator shall be the number of shares of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) outstanding on the Record Date plus the number of shares constituting the dividend or distribution or, in the case of an Extraordinary Cash Dividend, plus the number of shares of the Underlying Securities that could be purchased with the amount of the Extraordinary Cash Dividend at a price equal to the Final Equity Value of the Underlying Securities on the Calculation Date immediately subsequent to the Record Date, and the denominator shall be the number of shares of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) outstanding on the Record Date.

      SUBDIVISIONS AND COMBINATIONS OF FIFTH THIRD BANCORP COMMON STOCK

      If the outstanding shares of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) are subdivided into a greater number of shares, the Final Equity Value of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) used to calculate the payment amount of the Medium-Term Notes payable at maturity on any Calculation
Date that follows the date on which that subdivision becomes effective will be proportionately increased, and conversely, if the outstanding shares of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) are combined into a smaller number of shares, such closing price will be proportionately reduced.

      RECLASSIFICATIONS OF FIFTH THIRD BANCORP COMMON STOCK

      If the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) are changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (except to the extent otherwise provided in "--Common Stock Dividends, Extraordinary Cash Dividends and Other Dividends" and "--Subdivisions and Combinations of Fifth Third Bancorp Common Stock" or pursuant to a consolidation, merger, sale, transfer, lease, conveyance, liquidation, dissolution or winding up, (as described in "--Dissolution of Fifth Third Bancorp; Mergers, Consolidations or Sales of Assets in which Fifth Third Bancorp is not the Surviving Entity; Spin-Offs"), the Final Equity Value shall be calculated by using the closing prices of the shares of stock into which a share of the Underlying Securities (or the common stock of any Fifth Third Bancorp Survivor) was changed on any Calculation Date that follows the effectiveness of such change.

      DISSOLUTION OF FIFTH THIRD BANCORP; MERGERS, CONSOLIDATIONS OR SALES OF ASSETS IN WHICH FIFTH THIRD BANCORP IS NOT THE SURVIVING ENTITY; SPIN-OFFS

      In the event of any (A) consolidation or merger of Fifth Third Bancorp, or any surviving entity or subsequent surviving entity of Fifth Third Bancorp (a "Fifth Third Bancorp Survivor") with or into another entity (other than a consolidation or merger in which Fifth Third Bancorp is the surviving entity),
(B) sale, transfer, lease or conveyance of all or substantially all of the assets of Fifth Third Bancorp or any Fifth Third Bancorp Survivor, (C) liquidation, dissolution or winding up of Fifth Third Bancorp or any Fifth Third Bancorp Survivor or (D) any declaration of a distribution on the Underlying Securities of the common stock of any subsidiary of Fifth Third Bancorp (a "Fifth Third Bancorp Spin-Off") (any of the events described in (A), (B), (C) and (D), a "Reorganization Event"), for purposes of determining the Final Equity Value, the Final Equity Value of the Underlying Securities on any Calculation Date subsequent to the effective time of any Reorganization Event will be deemed to be the value of the cash and other property (including securities) received by a holder of a share of the Underlying Securities in any such Reorganization Event plus, in the case of a Fifth Third Bancorp Spin-Off, the value of a share of the Underlying Securities, or to the extent that such holder obtains securities in any Reorganization Event, the value of the cash and other property received by the holder of such securities in any subsequent Reorganization Event. For purposes of determining any such Final Equity Value, the value of (A) any cash and other property (other than securities) received in any such Reorganization Event will be an amount equal to the value of such cash and other property at the effective time of such Reorganization Event and (B) any property consisting of securities received in any such Reorganization Event will be an amount equal to the closing prices of such securities.

DELISTING EVENT

      A "Delisting Event" shall occur, with respect to the Underlying Securities, if the Exchange announces that pursuant to the rules of such Exchange, the Underlying Securities ceases (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Reorganization Event) and is not immediately re-listed, re-traded or re-quoted on a national exchange, or quotation system located in the same country as the Exchange. In the case of a Delisting Event relating to the Underlying Securities, the Medium-Term Notes shall be redeemed by the Company within 5 Business Days at the fair market value of the Medium-Term Notes. The Fair Market value of the Medium-Term Notes shall be as determined by the Calculation Agent in its sole discretion.

DEFEASANCE

      The Medium-Term Notes are not subject to the defeasance provisions described in the section entitled "Description of Debt Securities--Defeasance" in the accompanying Prospectus.

EVENTS OF DEFAULT

      If an Event of Default (as defined in the accompanying Prospectus) with respect to any of the Medium-Term Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of an Medium-Term Note, upon any acceleration permitted by the Medium-Term Notes will be equal to (subject to limitation as set forth below):

      o the Final Equity Value calculated as though the date of early repayment were the maturity date of the Medium-Term
            Notes, plus

      o     accrued and unpaid interest, if any.

      You should refer to "--Payment at Maturity" above. If a case under the United States Bankruptcy Code is commenced in respect of The Bear Stearns Companies Inc., your claim as a holder of a Medium-Term Notes may be limited as though the commencement of the proceeding was the maturity date. The amount of any recovery you may receive for any such claim will depend upon, among other things, the availability of a sufficient amount of assets to satisfy the claims of the class of creditors in which the Medium-Term Notes are classified. The Medium-Term Notes are not secured by collateral and will rank equally with all our other unsecured and unsubordinated debt. Because we are a holding company, the Medium-Term Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets will be subject to the senior claims of the subsidiaries' creditors. See "Description of Debt Securities--Ranking" in the accompanying prospectus. The amount of principal of the Medium-Term Notes, together with any Final Equity Value, payable prior to the maturity date will be adjusted to account fully for any losses, expenses and costs to the Company of unwinding any underlying or related hedging and funding arrangements, all as determined by the calculation agent in its sole and absolute discretion.

SAME-DAY SETTLEMENT AND PAYMENT

      Settlement for the Medium-Term Notes will be made by Bear Stearns in immediately available funds. All payments of principal, interest and any amount of the Final Equity Value will be made by us in immediately available funds so long as the Medium-Term Notes are maintained in book-entry form.

CALCULATION AGENT

      The Calculation Agent for the Medium-Term Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and the Company. Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between you and the Calculation Agent, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to you. Bear Stearns is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

      The CUSIP number for the  Medium-Term Notes is 073928ZH9.

                            THE UNDERLYING SECURITIES

      All disclosure contained in this Pricing Supplement regarding the Underlying Securities is derived from publicly available information. Neither we nor Bear Stearns takes any responsibility for the accuracy or completeness of such information.

GENERAL

      According to publicly available documents, Fifth Third Bancorp is an Ohio corporation organized in 1975 and is a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and subject to regulation by the Board of Governors of the Federal Reserve System ("FRB"). Fifth Third Bancorp, with its principal office located in Cincinnati, is a multi-bank holding company, as defined in the BHCA, and is registered as such with the FRB. Fifth Third Bancorp, through its subsidiaries, engages primarily in commercial, retail and trust banking, electronic payment processing services and investment advisory services. Fifth Third Bancorp's subsidiaries provide a wide range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking subsidiaries has deposit insurance provided by the Federal Deposit Insurance Corporation through the Bank Insurance Fund and/or the Savings Association Insurance Fund.

      Fifth Third Bancorp is currently subject to the informational requirements of the Exchange Act. Accordingly, Fifth Third Bancorp files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002), proxy statements and other information with the SEC. Fifth Third Bancorp's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed under "Where You Can Find More Information" in the accompanying prospectus.

      The Medium-Term Notes represent obligations of The Bear Stearns Companies Inc. only. Fifth Third Bancorp is not involved in any way in this offering and has no obligation relating to the Medium-Term Notes or to holders of the Medium-Term Notes.

           HISTORICAL DATA ON THE COMMON STOCK OF FIFTH THIRD BANCORP

      Fifth Third Bancorp trades on Nasdaq under the ticker "FITB". Its market capitalization as of April 28, 2003 was approximately $28 billion. The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Fifth Third Bancorp common stock, as reported on the Nasdaq National Market, and adjusted to reflect stock splits, as well as the dividends paid per share of Fifth Third Bancorp common stock.

         Period                        High        Low       Dividend
         ------                        ----        ---       --------
      1997
      Quarter
            First                     $26.52      $18.00      $0.09
            Second                    $25.37      $20.63      $0.10
            Third                     $29.56      $24.22      $0.10
            Fourth                    $31.11      $27.39      $0.10
      1998
      Quarter
            First                     $39.22      $33.00      $0.11
            Second                    $42.08      $31.67      $0.11
            Third                     $44.83      $32.83      $0.11
            Fourth                    $49.42      $33.54      $0.13
      1999
      Quarter
            First                     $50.29      $41.58      $0.13
            Second                    $49.50      $41.08      $0.13
            Third                     $46.58      $39.08      $0.16
            Fourth                    $50.29      $38.58      $0.16
      2000
      Quarter
            First                     $48.50      $29.33      $0.16
            Second                    $48.00      $37.75      $0.18
            Third                     $54.75      $40.94      $0.18
            Fourth                    $60.88      $43.31      $0.18
      2001
      Quarter
            First                     $63.31      $45.69      $0.20
            Second                    $63.00      $48.88      $0.20
            Third                     $64.77      $50.69      $0.20
            Fourth                    $63.07      $53.30      $0.23
      2002
      Quarter
            First                     $69.69      $60.10      $0.23
            Second                    $69.70      $62.45      $0.23
            Third                     $68.54      $55.26      $0.26
            Fourth                    $66.47      $55.40      $0.26
      2003
      Quarter
            First                     $62.15      $47.05      $0.26
            Through April 28, 2003    $51.20      $47.24

      As of April 28, 2003, the closing price of Fifth Third Bancorp's common stock was $49.75.

      All of the values in the table are set forth in U.S. dollars. These prices are not indications of future performance.

      According to Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 2002, as of February 28, 2003, there were 574,260,355 shares of common stock outstanding.

      Holders of the Medium-Term Notes will not be entitled to any rights with respect to Fifth Third Bancorp common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

                 CERTAIN U. S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain of the U.S. federal income tax consequences of the purchase, ownership and disposition of Medium-Term Notes. Except as provided below under "Federal Income Tax Consequences to Non-U.S. Holders," this summary deals only with an owner of a Note that is:

            o a citizen or resident of the United States or any State thereof,

            o a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia),

            o an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

            o a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "U.S. Holder").

      If a partnership (including any entity that is treated as a partnership for U.S. federal tax purposes) is a beneficial owner of a Note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of a Note that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of a Note.

      An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

      This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase Medium-Term Notes at initial issuance and own Medium-Term Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as S corporations, banks, thrifts, other financial institutions, insurance companies, mutual funds, small business investment companies, tax-exempt organizations, retirement plans, real estate investment trusts, regulated investment companies, securities dealers or brokers, expatriates, former citizens of the United States, or investors whose functional currency is not the U.S. dollar). Persons considering the purchase of Medium-Term Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Medium-Term Notes arising under the laws of any other taxing jurisdiction.

FEDERAL INCOME TAX TREATMENT OF U.S. HOLDERS.

      Accruals of Original Issue Discount on the Medium-Term Notes

      For U.S. federal income tax purposes, the Medium-Term Notes will be treated as "contingent payment debt instruments" ("CPDIs") subject to taxation under the "noncontingent bond method." Under the noncontingent bond method, U.S. Holders of the Medium-Term Notes will accrue original issue discount ("OID") over the term of the Medium-Term Notes based on the Medium-Term Notes' "comparable yield." As a result, U.S. Holders that employ the cash method of tax accounting will be required to include OID with respect to their Medium-Term Notes in gross income each year, without regard to the actual Interest payments received.

      In general, the comparable yield of a CPDI is equal to the yield at which its issuer would issue a fixed-rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. If a hedge of the CPDI is available that, if integrated with the CPDI, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield is equal to the yield on the synthetic debt instrument. Alternatively, if such a hedge is not available, but fixed-rate debt instruments of the issuer trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Under the noncontingent bond method, the issuer's reasonable determination of a comparable yield is respected and binding on holders of the CPDI.

      Based on these factors, we believe that the comparable yield of the Medium-Term Notes is equal to 4.19%, compounded semi-annually. Accordingly, U.S. Holders will accrue OID in respect of the Medium-Term Notes at a rate equal to the comparable yield. The amount of OID allocable to each annual accrual period will be the product of the "adjusted issue price" of the Medium-Term Notes at the beginning of each such annual accrual period and the comparable yield. The "adjusted issue price" of the Medium-Term Notes at the beginning of an accrual period will equal the issue price of the Medium-Term Notes plus the amount of OID previously includible in the gross income of the U.S. Holder less the amount of any Interest payments previously made on the Medium-Term Notes. The amount of OID includible in income of each U.S. Holder for each taxable year will equal the sum of the "daily portions" of the total OID on the Medium-Term Notes allocable to each day during the taxable year in which a U.S. Holder held the Medium-Term Notes, regardless of the U.S. Holder's method of accounting. The daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period.

      Under the noncontingent bond method, the comparable yield of a CPDI is used to construct a projected payment schedule that produces the comparable yield. Under this method, we believe that the projected payment schedule for the Medium-Term Notes consists fourteen semi-annual Interest payments of $1.25, payable on May 12th and November 12th of each year during which the Medium-Term Notes are outstanding, beginning on November 12, 2003, plus a payment on the maturity date equal to $1,318.94 in respect of each Note. Based upon the comparable yield and the projected payment schedule for the Medium-Term Notes, a U.S. Holder that pays taxes on a calendar year basis and buys a Note for $1,000 and holds it to maturity will be required to pay taxes on the following amounts of ordinary income from the Note each year: $26.87 in 2003, $43.44 in 2004, $45.27 in 2005, $47.19 in 2006, $49.19 in 2007, $51.27 in 2008, $53.43 in 2009,
and $19.78 in 2010. However, for 2010, the amount of ordinary income that a U.S. Holder will be required to pay taxes on from owning a Note may be greater or less than $1,336.44, depending upon the payment at maturity. In addition, if the payment at maturity is less than $1,336.44, a U.S. Holder may have a loss for 2010.

      Under the noncontingent bond method, the projected payment schedule is not revised to account for changes in circumstances that occur while the Medium-Term Notes are outstanding.

      The comparable yield and the projected payment schedule for the Medium-Term Notes are used to determine accruals of OID for tax purposes only, and are not assurances by us with respect to the actual yield or the Stated Amount at Maturity and do not represent our expectations regarding a Note's yield or the variable return amount.

      A U.S. Holder will generally be bound by our determination of the comparable yield and projected payment schedule for the Medium-Term Notes, unless the U.S. Holder determines its own projected payment schedule and comparable yield, explicitly discloses such schedule to the Internal Revenue Service (the "IRS"), and explains to the IRS the reason for preparing its own schedule. We believe that the projected payment schedule and comparable yield for the Medium-Term Notes as set forth above are reasonable and will therefore be respected by the IRS. Our determination, however, is not binding on the IRS, and it is possible that the IRS could conclude that some other projected payment schedule or comparable yield should be used for the Medium-Term Notes.

      Sale, Exchange, Retirement, or Other Disposition of the Medium-Term Notes

      Upon the maturity of a Note, if the payment at maturity exceeds the final amount reflected on the projected payment schedule of $1,336.44, a U.S. Holder will be required to include such excess in income as ordinary OID income on the maturity date. Alternatively, if the payment at maturity is less than the final amount reflected on the projected payment schedule, the shortfall will be treated as an offset to any OID otherwise includible in income by the U.S. Holder with respect to the Note for 2010, and any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss.

      When a U.S. Holder sells, exchanges or otherwise disposes of a Note, the U.S. Holder's gain (or loss) on the disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to the U.S. Holder's original purchase price for the Note, plus any OID accrued by the U.S. Holder, less the aggregate amount of Interest payments previously received. Any gain realized by a U.S. Holder on a disposition will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will first offset any OID inclusions for the year of the sale and thereafter will be treated as ordinary loss to the extent of the U.S. Holder's prior OID inclusions with respect to the Note. Any additional loss generally will be treated as a capital loss. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if such U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases. The deductibility of capital losses by a U.S. Holder is subject to limitations.

DISCLOSURE REQUIREMENTS FOR U.S. HOLDERS RECOGNIZING SIGNIFICANT LOSSES OR EXPERIENCING SIGNIFICANT BOOK-TAX DIFFERENCES.

      A U.S. Holder that claims significant losses in respect of a Note (generally $2 million or more for individuals and partnerships with one or more noncorporate partners, and $10 million or more for corporations and partnerships consisting solely of corporate partners) or reports any item or items of income, gain, expense, or loss in respect of a Note for tax purposes in an amount that differs from the amount reported for book purposes by more than $10 million on a gross basis in any taxable year may be subject to certain disclosure requirements for "reportable transactions." Prospective investors should consult their own tax advisors concerning any possible disclosure obligation with respect to the Medium-Term Notes.

FEDERAL INCOME TAX TREATMENT OF NON-U.S. HOLDERS.

      As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

                  o     a nonresident alien individual,

                  o     a foreign corporation,

                  o     a foreign partnership,

                  o an estate whose income is not subject to U.S. federal income tax on a net income basis, or

                  o a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

      Payments on the Medium-Term Notes to Non-U.S. Holders will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

                  o the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

                  o the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

                  o the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business, and

                  o the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United Stated and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

      If any of these exceptions apply, interest (including OID) on the Medium-Term Notes will be subject to a 30% withholding tax when paid, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8 ECI.

      In general, gain realized on the sale, exchange or retirement of the Medium-Term Notes by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

                  o     the gain with respect to the  Medium-Term
                        Notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, or

                  o the Non-U.S. Holder is a nonresident alien individual who holds the Medium-Term Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

      A Note held by an individual who at death is a Non-U.S. Holder will not be includible in the individual's gross estate for U.S. federal estate tax purposes if:

                  o the Non-U.S. Holder did not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of our stock entitled to vote; and

                  o the income on the Note would not have been effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States at the time of death.

INFORMATION REPORTING AND BACKUP WITHHOLDING.

      Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a U.S. Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a U.S. Holder if (a) the U.S. Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, or (b) we have been notified by the IRS of an underreporting by the U.S. Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year).

      Backup withholding will not be required with respect to Non-U.S. Holders, so long as we have received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN or Form W-8IMY with all of the attachments required by the IRS, signed under penalty of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person. In addition, IRS Form W-8BEN will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-U.S. Holders.

      Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the payor receives the statement described above.

      Backup withholding is not an additional tax and may be refunded (or credited against your U.S. federal income tax liability, if any), provided, that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

      THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN MEDIUM-TERM NOTES. PROSPECTIVE
INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

                              ERISA CONSIDERATIONS

      Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving the assets of employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans and entities treated for purposes of ERISA and the Code as holding assets thereof are in this Prospectus collectively referred to as "Plans."

      Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

      Each of us, Bear Stearns and BSSC may be considered a "party in interest" or "disqualified person" with respect to many Plans, including, for example, IRAs established with us or them. The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns, BSSC and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") could constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

      Applicable exemptions may include certain prohibited transaction class exemptions ("PTCEs") (for example, PTCE 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective trust funds and PTCE 95-60 relating to insurance company general accounts).

      A fiduciary who is responsible for an ERISA Plan engaging in a non-exempt prohibited transaction may be liable for any losses to the Plan resulting from such transaction and may be subject to a penalty under ERISA. Also, Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of non-exempt transactions with the assets of Plans subject to such Section.

      In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, us, Bear Stearns, BSSC and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase and holding of the securities does not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                           USE OF PROCEEDS AND HEDGING

      We will use the net proceeds from the sale of the Medium-Term Notes for general corporate purposes and, in part, for hedging by us or one or more of our subsidiaries of our obligations under the Medium-Term Notes. On or before the date of this Pricing Supplement, we will hedge, through our subsidiaries and others, our anticipated exposure in connection with the Medium-Term Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Underlying Securities, futures contracts on the Underlying Securities and/or options on such futures contracts. At various times after the initial offering and before the maturity of the Medium-Term Notes, depending on market conditions (including the value of the Underlying Securities), in connection with hedging with respect to the Medium-Term Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease our initial hedging positions using dynamic hedging techniques and may take long or short positions in the Underlying Securities and listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Underlying Securities. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Medium-Term Notes and may, in our or their discretion, hold or resell such Medium-Term Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in the Underlying Securities or options contracts in, or other derivative or synthetic instruments related to, the Underlying Securities, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Medium-Term Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions is taken into account. Although we have no reason to believe that such hedging activity will have a material impact on the price of such options, stocks, futures contracts and such options on futures contracts or on the value of the Underlying Securities, we cannot guarantee that we and our subsidiaries will not affect such prices or value as a result of our hedging activities. You should also refer to "Use of Proceeds" in the accompanying Prospectus.

                   VALIDITY OF  MEDIUM-TERM NOTES

      The validity of the Medium-Term Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

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
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YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PRICING
SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO
MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PRICING                                 $14,000,000
SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS.
IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION,
YOU SHOULD NOT RELY ON IT. THIS PRICING SUPPLEMENT, THE ACCOMPANYING
PROSPECTUS SUPPLEMENT AND PROSPECTUS ARE NOT AN OFFER TO SELL THESE
SECURITIES, AND THESE DOCUMENTS ARE NOT SOLICITING AN OFFER TO BUY
THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT                               THE BEAR STEARNS
PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE                                   COMPANIES INC.
INFORMATION IN THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS
SUPPLEMENT AND PROSPECTUS IS CORRECT ON ANY DATE AFTER THEIR
RESPECTIVE DATES.

                           _______________

                          TABLE OF CONTENTS                                                 Medium-Term Notes,
                                                                                                       Series B

                         PRICING SUPPLEMENT

                                                              PAGE

   Certain Definitions.........................................PS-2
   Summary Information.........................................PS-3
   Risk Factors................................................PS-6
   Description of the Medium-Term Notes.......................PS-10
   The Underlying Securities..................................PS-15
   Certain U.S. Federal Income Tax Considerations.............PS-18
   ERISA Considerations.......................................PS-22
   Use of Proceeds and Hedging................................PS-23
   Validity of the  Medium-Term Notes............PS-23

                        PROSPECTUS SUPPLEMENT
                                                                                ---------------------------------------------------
   Risk Factors.................................................S-3                                PRICING SUPPLEMENT
   Pricing Supplement...........................................S-5             ---------------------------------------------------
   Description of Notes.........................................S-6
   Certain United States Federal Income Tax Considerations.....S-23                             BEAR, STEARNS & CO. INC.
   Supplemental Plan of Distribution...........................S-34
   Validity of the Notes.......................................S-35
   Glossary....................................................S-36

                             PROSPECTUS

   Where You Can Find More Information............................3
   Certain Definitions............................................4
   The Bear Stearns Companies Inc.................................4
   Use of Proceeds................................................5
   Ratio Information..............................................5
   Description of Debt Securities.................................6
   Description of Warrants.......................................13
   Limitations on Issuance of Bearer Debt
   Securities and Bearer Warrants................................16
   Description of Preferred Stock................................17
   Description of Depositary Shares..............................20
   Book-Entry Procedures and Settlement..........................23
   Plan of Distribution..........................................25
   ERISA Considerations..........................................27
   Experts.......................................................28
   Validity of the Securities....................................28                                 APRIL 28, 2003

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